Exhibit 4.2

FOURTEENTH SUPPLEMENTAL INDENTURE

among

METLIFE, INC.,

as Issuer,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

Dated as of February 26, 2026

i

ii

FOURTEENTH SUPPLEMENTAL INDENTURE, dated as of February 26, 2026 (this “Fourteenth Supplemental Indenture”), among METLIFE, INC., a Delaware corporation (the “Company”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”), supplementing the Subordinated Indenture, dated as of June 21, 2005 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee.

RECITALS

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s unsecured subordinated debentures, notes or other evidence of indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture and this Fourteenth Supplemental Indenture (together, the “Indenture”), the Company desires to provide for the establishment of a new series of its Securities to be known as its 5.850% Fixed-to-Fixed Reset Rate Subordinated Debentures due 2056 (the “Subordinated Debentures”), the form and substance of such Subordinated Debentures and the terms, provisions and conditions thereof to be set forth herein as provided in the Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Fourteenth Supplemental Indenture; and

WHEREAS, all requirements necessary to make this Fourteenth Supplemental Indenture a valid instrument in accordance with its terms, and to make the Subordinated Debentures, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution and delivery of this Fourteenth Supplemental Indenture have been duly authorized in all respects;

NOW, THEREFORE, in consideration of the purchase and acceptance of the Subordinated Debentures by the holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Subordinated Debentures and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions of Terms. Unless the context otherwise requires or unless otherwise set forth herein:

(a) a term not defined herein that is defined in the Base Indenture, as previously supplemented, has the same meaning when used in this Fourteenth Supplemental Indenture;

(b) the definition of any term in this Fourteenth Supplemental Indenture that is also defined in the Base Indenture, as previously supplemented, shall for the purposes of this Fourteenth Supplemental Indenture supersede the definition of such term in the Base Indenture, as previously supplemented;

(c) a term defined anywhere in this Fourteenth Supplemental Indenture has the same meaning throughout;

(d) the definition of a term in this Fourteenth Supplemental Indenture is not intended to have any effect on the meaning or definition of an identical term that is defined in the Base Indenture, as previously supplemented, insofar as the use or effect of such term in the Base Indenture, as previously defined, is concerned;

(e) the singular includes the plural and vice versa;

(f) headings are for convenience of reference only and do not affect interpretation;

(g) references in this Fourteenth Supplemental Indenture to “$,” “U.S. $” and “U.S. dollars” are to the lawful currency of the United States of America; and

(h) the following terms have the meanings given to them in this Section 1.1(h):

“2055 SDs” means the 6.350% Fixed-to-Fixed Reset Rate Subordinated Debentures due 2055 of the Company.

“2067 JSDs” means the 7.875% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 of the Company into which the 2067 X-SURPS are exchangeable.

“2067 X-SURPS” means the Company’s obligations under the Financing Agreement relating to the 7.875% Fixed-to-Floating-Rate Exchangeable Surplus Trust Securities of MetLife Capital Trust IV.

“Base Indenture” has the meaning provided in the preamble hereto.

“Business Day” means any day other than (1) a Saturday or Sunday, (2) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (3) a day on which the corporate trust office of the Trustee is closed for business.

“Calculation Agent” has the meaning ascribed to such term in Section 2.4(a)(ii) hereof.

“Company” has the meaning set forth in the preamble hereto.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 4.1 and ending on the earlier of (1) the fifth anniversary of that Interest Payment Date and (2) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Subordinated Debentures, provided that no such period shall extend beyond the Maturity Date, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Subordinated Debentures.

“Depositary” means The Depository Trust Company or any successor clearing agency.

“Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Event of Default” has the meaning ascribed to such term in Section 5.1(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the most recent H.15.

If the Five-Year Treasury Rate cannot be determined pursuant to the method described above, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the Business Day convention, the definition of Business Day and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“GAAP” means, at any date or for any period, accounting principles generally accepted in the United States as in effect on such date or for such period.

“Global Security” means a Security in the form prescribed in Exhibit A hereof evidencing all or part of the Subordinated Debentures registered in the name of the Depositary or its nominee for such series.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Indenture” has the meaning set forth in the recitals of this Fourteenth Supplemental Indenture.

“Initial Interest Reset Date” means March 15, 2036.

“Interest” or “interest” refers not only to regularly scheduled interest payments but also to interest on interest payments not paid on the applicable Interest Payment Date.

“Interest Reset Date” means the Initial Interest Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date.

“Interest Payment Date” means each of March 15 and September 15, beginning on September 15, 2026; provided, that, if any such day is not a Business Day payment of interest payable in connection with an Interest Period will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect to such delay.

“Interest Period” means the period from and including an Interest Payment Date to but not including the next succeeding Interest Payment Date, except for the first Interest Period which shall be the period from and including the date of initial issuance of the Subordinated Debentures (subject to Section 2.1 hereof) to but not including the next succeeding Interest Payment Date.

“Interest Reset Period” means the period from, and including, the Initial Interest Reset Date to, but excluding, the next following Interest Reset Date and thereafter each period from, and including, each Interest Reset Date to, but excluding, the next following Interest Reset Date.

“Junior Subordinated Obligations” means the 10.750% Fixed-to-Floating Rate Junior Subordinated Debentures due 2069 of the Company, the 9.250% Fixed-to-Floating Rate Junior Subordinated Debentures due 2068 of the Company, the Company’s obligations under the Financing Agreement relating to the 2067 X-SURPS and, upon an exchange of the 2067 X-SURPS, the 2067 JSDs and the 6.40% Fixed-to-Floating Rate Junior Subordinated Debentures due 2066 of the Company.

“Maturity Date” has the meaning set forth in Section 2.2 hereof.

“Optional Deferral” has the meaning provided in Section 4.1 hereof.

“Parity Securities” has the meaning provided in Section 6.1(b) hereof.

“Preferred Stock” means the preferred stock of the Company outstanding from time to time.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Subordinated Debentures, which amendment, clarification or change results in:

(1) the shortening of the length of time the Subordinated Debentures are assigned a particular level of equity credit by that rating agency compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the date hereof, or

(2) the lowering of the equity credit (including up to a lesser amount) assigned to the Subordinated Debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the date hereof.

“Regulatory Capital Event” means the Company’s good faith determination that, as a result of:

(1) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States or any other governmental agency or instrumentality as may then have group-wide oversight of the Company’s regulatory capital that is enacted or becomes effective after the date hereof;

(2) any proposed amendment to, or change in, those laws, rules or regulations that is announced or becomes effective after the date hereof; or

(3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after the date hereof, there is more than an insubstantial risk that the full principal amount of the Subordinated Debentures Outstanding from time to time would not qualify as “Tier 2 Capital” (or a substantially similar concept) for purposes of the capital adequacy rules of any capital regulator to which the Company is or will be subject; provided that the proposal or adoption of any criterion:

(1) that is substantially the same as the corresponding criterion in the capital adequacy rules of the Board of Governors of the Federal Reserve System applicable to bank holding companies as of the date hereof, or

(2) that would result in the full principal amount of the Subordinated Debentures Outstanding from time to time not qualifying as “Tier 2 Capital” (or a substantially similar concept) for purposes of the capital adequacy rules of the capital regulator solely because the Company may redeem the Subordinated Debentures at its option upon the occurrence of a Rating Agency Event will not constitute a Regulatory Capital Event.

“Redemption Date” has the meaning provided in Section 3.2 hereof.

“Remaining Life” has the meaning set forth in the definition of “Treasury Rate.”

“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the beginning of such Interest Reset Period.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” has the meaning set forth in the recitals of this Fourteenth Supplemental Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means the principal of, premium (if any) and interest on and any other payment due pursuant to any of the following:

(1) all of the Company’s indebtedness, whether outstanding on the issue date of the Subordinated Debentures or thereafter created, incurred or assumed, which is for money borrowed (excluding the Subordinated Debentures, the 2055 SDs, and the Junior Subordinated Obligations) or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

(2) all of the Company’s obligations under leases required or permitted to be capitalized under GAAP;

(3) any indebtedness of others of the kinds described in number (1) above for the payment of which the Company is responsible or liable as guarantor or otherwise; and

(4) amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness;

provided, however, the Senior Indebtedness will not include (1) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (i.e., trade accounts payable), which will rank junior to the Subordinated Debentures and equally in right of payment and upon liquidation with the Junior Subordinated Obligations, (2) indebtedness, including the 2055 SDs, which by its terms ranks equally with or subordinated to the Subordinated Debentures or the Junior Subordinated Obligations, as the case may be, in right of payment or upon liquidation, (3) indebtedness owed by the Company to its Subsidiaries, which also will rank junior to the Subordinated Debentures and equally in right of payment and upon liquidation with the Junior Subordinated Obligations, and (4) any liability for federal, state, local or other taxes owed or owing by the Company or by its Subsidiaries.

The Senior Indebtedness will continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

“Subordinated Debentures” has the meaning set forth in the recitals of this Fourteenth Supplemental Indenture.

“Tax Event” means the receipt by the Company of an opinion of independent counsel experienced in such matters to the effect that, as a result of any:

(1) amendment to or change (including any officially announced proposed change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or effective on or after the date hereof;

(2) official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority that reflects an amendment to, or change in, the interpretation or application of those laws or regulations that is announced on or after the date hereof; or

(3) threatened challenge asserted in connection with an audit of the Company, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Subordinated Debentures, which challenge is asserted against the Company or becomes publicly known on or after the date hereof, there is more than an insubstantial increase in the risk that interest payable by the Company on the Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs:

(1) The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company, or an agent designated by the Company, shall select, as applicable: (A) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to March 15, 2036 (the “Par Call Date”) (the “Remaining Life”); or (B) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (C) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

(2) If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company, or an agent designated by the Company, shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company, or an agent designated by the Company, shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury

Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Provided that calculations and selections in the foregoing will be made by the Company or on its behalf by a person designated by the Company; provided, further, however, that such calculations and selections shall not be a duty or obligation of the Trustee or the trustee under the Company’s senior indenture.

“Trustee” has the meaning set forth in the preamble hereto.

“U.S.” means the United States of America, including each state of the United States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.

ARTICLE II

GENERAL TERMS AND CONDITIONS

OF THE SUBORDINATED DEBENTURES

SECTION 2.1. Designation and Principal Amount. There is hereby authorized a series of Securities designated the 5.850% Fixed-to-Fixed Reset Rate Subordinated Debentures due 2056, which amount to be issued shall be as set forth in any written order of the Company for the authentication and delivery of Subordinated Debentures pursuant to the Indenture. The Company may from time to time without the consent of the holders of Subordinated Debentures, create further securities having the same terms and conditions as the Subordinated Debentures in all respects (or in all respects except for the issue date, the date of the first payment of interest thereon and/or the issue price or the initial interest accrual date), so that such further issue shall be consolidated and form a single series with the Outstanding Subordinated Debentures, provided that such further securities are fungible with the Outstanding Subordinated Debentures for U.S. federal income tax purposes.

SECTION 2.2. Maturity. The final maturity date shall be March 15, 2056 (the “Maturity Date”). Notwithstanding the preceding sentence, in the event that the Maturity Date is not a Business Day, then any payment of principal of the Subordinated Debentures will be made on the next succeeding day which is a Business Day, without payment of any interest or other payment in respect of such delay.

SECTION 2.3. Form and Payment. Except as provided in Section 2.11 of the Base Indenture, the Subordinated Debentures shall be issued as one or more Global Securities in fully registered certificated form without interest coupons in denominations of $2,000 and integral multiples of $1,000, bearing identical terms. The Depository Trust Company shall serve as the initial Depositary for the Subordinated Debentures. Principal and interest on the Subordinated Debentures issued in certificated form will be payable, the transfer of such Subordinated Debentures will be registrable and such Subordinated Debentures will be exchangeable for Subordinated Debentures bearing identical terms and provisions at the Corporate Trust Office of the Trustee; provided, however, that payment of interest may be made at the option of the Company (with the consent of the Trustee) by check mailed to the holder of a Subordinated Debenture at such address as shall appear in the Security Register (subject to Section 2.4(d)); provided, further, that, notwithstanding the foregoing provisions of this Section 2.3, for so long as the Depositary is the holder of all of the Outstanding Subordinated Debentures, and provided that the Depositary has provided wire transfer instructions to the Company or the Paying Agent in a timely manner prior to each Interest Payment Date (which it may do by standing instructions) designating an account of the Depositary or its nominee at a commercial bank in the United States to which it wishes payments of interest on the Subordinated Debentures to be made, the Company shall pay interest on the Subordinated Debentures by wire transfer of federal (same day) funds to the account of the Depositary or its nominee in accordance with such wire transfer instructions.

SECTION 2.4. Interest.

(a) Subject to Article IV hereof, interest on the Subordinated Debentures will accrue as follows:

(i) The Subordinated Debentures shall bear interest on their principal amount: (i) from and including February 26, 2026, to, but not including, the Initial Interest Reset Date at the rate of 5.850% per annum and (ii) from and including the Initial Interest Reset Date, during each Interest Reset Period, at the rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 1.817% per annum, in each case computed on the basis of a 360-day year consisting of twelve 30-day months. Defaulted Interest and interest deferred pursuant to this Section 2.4 will bear interest, to the extent permitted by law, at the interest rate in effect from time to time provided in this Section 2.4, from and including the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

(ii) Unless the Company has redeemed all of the Outstanding Subordinated Debentures as of the Initial Interest Reset Date, the Company shall appoint a calculation agent (the “Calculation Agent”) with respect to the Subordinated Debentures prior to the Reset Interest Determination Date preceding the Initial Interest Reset Date. The Company or any of its Affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If the Company or one of its Affiliates is not the Calculation Agent, the Calculation Agent shall notify the Company of the interest rate for the relevant Interest Reset Period promptly upon such determination. The Company shall notify the Trustee of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after the Initial Interest Reset Date will be conclusive and binding absent manifest error, will be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the Indenture, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at the Company’s principal offices and will be made available to any holder of the Subordinated Debentures upon request. In no event shall the Trustee be the Calculation Agent, nor shall it have any liability for any determination made by or on behalf of such Calculation Agent.

(b) Interest on the Subordinated Debentures is payable semi-annually in arrears on each Interest Payment Date, commencing on September 15, 2026, and on the Maturity Date. Interest payments shall include accrued interest from and including the later of the issue date and the last date in respect of which interest has been paid or duly provided for, to, but not including, the next succeeding Interest Payment Date or the Maturity Date, as the case may be.

(c) Otherwise than in connection with the maturity or early redemption of the Subordinated Debentures or the payment in whole or in part of deferred or overdue interest on the Subordinated Debentures, interest on the Subordinated Debentures may be paid only on an Interest Payment Date. Notwithstanding the preceding sentence, in the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such Interest Payment Date shall be made on the next succeeding day which is a Business Day without any interest or other payment in respect of any such delay.

(d) For so long as the Subordinated Debentures are represented by one or more Global Securities, interest in respect of each Subordinated Debenture will be payable on each Interest Payment Date to the Person in whose name the Subordinated Debentures are registered at the close of business on March 1 and September 1 (in each case, whether or not a Business Day), as the case may be, immediately preceding the relevant Interest Payment Date, which shall be the record date for such Interest Payment Date; provided that interest payable on the Maturity Date, and any earlier date on which the Subordinated Debentures become due and payable, will be paid to the person to whom principal is payable. In the event the Subordinated Debentures at any time are not represented solely by one or more Global Securities, the Company may select (with written notice thereof to be sent to the Trustee) a different record date, which shall be at least one Business Day before an Interest Payment Date. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered holders of Subordinated Debentures on such record date, and may be paid to the Person in whose name the Subordinated Debentures (or one or more predecessor securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such Defaulted Interest after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest, notice whereof shall be given to the registered holders of Subordinated Debentures not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner.

ARTICLE III

REDEMPTION OF THE SUBORDINATED DEBENTURES

Article III of the Base Indenture shall be superseded in its entirety by this Article III with respect to, and solely for the benefit of the holders of, the Subordinated Debentures, provided that this Article III shall not become a part of the terms of any other series of Securities.

SECTION 3.1. Optional Redemption.

(a) The Company shall have the right to redeem the Subordinated Debentures at its option for cash:

(i) in whole, at any time, or in part, from time to time, (1) on any Interest Payment Date on or after the Initial Interest Reset Date at a redemption price equal to 100% of their principal amount; and (2) prior to the Initial Interest Reset Date, at a redemption price equal to the greater of (A) 100% of their principal amount and (B)(i) the sum of the present values of the remaining scheduled payments of principal of and interest on the Subordinated Debentures being redeemed discounted to the Redemption Date (assuming the Subordinated Debentures matured on the Initial Interest Reset Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 30 basis points less (ii) interest accrued to, but excluding, the Redemption Date; or

(ii) in whole, but not in part, at any time within 90 days after the occurrence of (1) a Tax Event or a Regulatory Capital Event at 100% of their principal amount or (2) a Rating Agency Event at 102% of their principal amount;

plus, in each case, accrued and unpaid interest to but excluding the Redemption Date.

provided, in each case, that no partial redemption shall be effected unless at least $25 million aggregate principal amount of the Subordinated Debentures, excluding any Subordinated Debentures held by the Company or any of its Affiliates, shall remain Outstanding after giving effect to such redemption.

provided, further, in each case, that all accrued and unpaid interest, including deferred interest (and compounded interest) shall have been paid in full on all Outstanding Subordinated Debentures for all Interest Periods ending on or before the Redemption Date. In the event the Subordinated Debentures are treated as “Tier 2 capital” (or a substantially similar concept) under the capital rules of any capital regulator applicable to the Company, any redemption of the Subordinated Debentures shall be subject to the Company’s receipt of any required prior approval from such capital regulator and to the satisfaction of any conditions set forth in those capital rules or any other applicable regulations of any other capital regulator that are or will be applicable to the Company’s redemption of the Subordinated Debentures.

(b) The Company’s actions and determinations in determining the redemption price, including those of any agent designated by the Company, shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no responsibility to calculate the redemption price or determine the Treasury Rate.

(c) In no event shall the Trustee be responsible for monitoring the ratings of the Subordinated Debentures or an occurrence of a Rating Agency Event.

SECTION 3.2. Redemption Procedure for Subordinated Debentures. The Company shall mail, or cause the Trustee to mail, notice of every redemption of Subordinated Debentures by first class mail, postage prepaid, addressed to the holders of record of the Subordinated Debentures to be redeemed at such holders’ respective last addresses appearing on the Security Register. Any redemption notice pursuant to this Article III shall be made upon no less than ten and no more than 60 days’ notice before the date fixed for redemption (the “Redemption Date”) to the registered holders of the Subordinated Debentures. If the Subordinated Debentures are to be redeemed in part pursuant to Section 3.1 hereof, (a) the Company shall give the Trustee no less than 15 and no more than 30 days’ notice in advance of the date fixed for redemption and (b) selection of the Subordinated Debentures for redemption shall be made by lot; provided that for so long as the Subordinated Debentures are held by the Depositary (or another depositary), selection of the Subordinated Debentures for redemption shall be done in accordance with the policies and procedures of the Depositary, which will be made on a pro rata pass-through distribution of principal basis. No Subordinated Debentures of a principal amount of $1,000 or less shall be redeemed in part. If any Subordinated Debenture is to be redeemed in part only, the notice of redemption that relates to the Subordinated Debenture shall state the portion of the principal amount of the Subordinated Debenture to be redeemed. A new Subordinated Debenture in a principal amount equal to the unredeemed portion of the Subordinated Debenture shall be issued in the name of the holder of the Subordinated Debenture upon surrender for cancellation of the original Subordinated Debenture. Any notice mailed as provided in this Section 3.2 shall be conclusively presumed to have been duly given, whether or not the holder of the Subordinated Debentures receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of the Subordinated Debentures designated for redemption shall not affect the validity of the proceedings for the redemption of any other Subordinated Debentures. Each such notice given to such a holder shall state: (i) the Redemption Date; (ii) the redemption price (or if not then ascertainable, the manner of calculation thereof); (iii) that the Subordinated Debentures are being redeemed pursuant to the Indenture or the terms of the Subordinated Debentures together with the facts permitting such redemption; (iv) if less than all Outstanding Subordinated Debentures are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Subordinated Debentures to be redeemed; (v) the place or places where the Subordinated Debentures are to be redeemed; and (vi) that interest on the Subordinated Debentures to be redeemed will cease to accrue on the Redemption Date. Notwithstanding the foregoing, if the Subordinated Debentures are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Subordinated Debentures at such time and in any manner permitted by such facility. The redemption price shall be paid prior to 12:00 noon, New York City time, on the date of such redemption or at such earlier time on such date as the Company determines and specifies in the notice of redemption. The Company shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the redemption price of such Subordinated Debentures or any portion thereof which are to be redeemed on Redemption Date.

SECTION 3.3. Payment of Securities Called for Redemption. If any notice of redemption has been given as provided in Section 3.2 hereof, the Subordinated Debentures or portion of the Subordinated Debentures with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable redemption price. From and after such date, the Subordinated Debentures to be redeemed shall cease to bear interest. If any Subordinated Debentures called for redemption shall not be so paid upon surrender thereof for redemption, the redemption price shall, until paid, bear interest from the date set for redemption until the date on which redemption actually occurs at the then applicable interest rate on the Subordinated Debentures. On presentation and surrender of certificates representing such Subordinated Debentures at a place of payment in said notice specified, the said Subordinated Debentures or the specified portions thereof shall be paid and redeemed by the Company at the applicable redemption price. Upon presentation of certificates representing Subordinated Debentures to be redeemed in part only, the Company shall execute and the Trustee shall authenticate and deliver to the holder thereof, at the expense of the Company, a new certificate or certificates representing Subordinated Debentures, of authorized denominations, in aggregate principal amount equal to the unredeemed portion of the Subordinated Debentures represented by the certificate(s) so presented and having the same original issue date, Maturity Date and terms. If a Global Security is so surrendered, such new Subordinated Debentures will also be a new Global Security.

SECTION 3.4. Registration, Transfer and Exchange. In the event of any redemption, neither the Company nor the Trustee will be required to (a) issue, register the transfer of, or exchange, the Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Subordinated Debentures and ending at the close of business on the day of mailing or transmission of notice of redemption or (b) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

SECTION 3.5. Paying Agent. The Company appoints the Trustee as Paying Agent with respect to the Subordinated Debentures.

SECTION 3.6. No Sinking Fund. The Subordinated Debentures shall not be entitled to the benefit of any sinking fund.

ARTICLE IV

OPTIONAL DEFERRAL OF INTEREST

SECTION 4.1. Optional Deferral of Interest. So long as no Event of Default with respect to the Subordinated Debentures has occurred and is continuing, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Subordinated Debentures (an “Optional Deferral”) for one or more consecutive Interest Periods that do not exceed five years for any single Deferral Period, provided that no Deferral Period shall extend beyond the Maturity Date, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Subordinated Debentures. During a Deferral Period, interest will continue to accrue on the Subordinated Debentures, and deferred interest on the Subordinated Debentures will bear additional interest at the then-applicable interest rate, compounded on each Interest Payment Date, subject to applicable law. If the Company has paid all deferred interest (including compounded interest thereon) on the Subordinated Debentures, the Company shall have the right to elect to begin a new Deferral Period pursuant to this Section 4.1. At the end of any Deferral Period, the Company shall pay all deferred interest (including compounded interest thereon) on the Subordinated Debentures to the Persons in whose names the Subordinated Debentures are registered in the Security Register at the close of business on the record date with respect to the Interest Payment Date at the end of such Deferral Period.

SECTION 4.2. Notices of Deferral. The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the holders of the Subordinated Debentures at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and each holder of the Subordinated Debentures at such holder’s address appearing in the Security Register by first-class mail, postage prepaid (or, as long as the Subordinated Debentures are held through the Depositary, such notice shall be transmitted in accordance with applicable procedures of the Depositary).

ARTICLE V

EVENTS OF DEFAULT

SECTION 5.1. Events of Default.

(a) The term “Event of Default,” in the Indenture shall mean with respect to the Subordinated Debentures only, the occurrence and continuation of any one or more of the following events and shall not have any other meanings ascribed to such term in the Base Indenture or any other indenture supplementing the Indenture:

(i) the entry by a court of competent jurisdiction of:

(1) a decree or order for relief in respect of the Company in an involuntary proceeding under any applicable Bankruptcy Law and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(2) a decree or order adjudging the Company to be insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(3) a final and non-appealable order appointing a Custodian of the Company or of any substantial part of the property of the Company or ordering the winding up or liquidation of the affairs of the Company; or

(ii) the Company pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case or proceeding; (B) consents to the entry of an order for relief against it in an involuntary case or proceeding; (C) files a petition or answer or consent seeking reorganization or relief or consents to such filing or to the appointment of or taking possession by a Custodian of it or for all or substantially all of its property, and such Custodian is not discharged within 60 days; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing its inability to pay its debts generally as they become due.

(b) For purposes of this Section 5.1, the term “default” means any of the following events:

(i) default in the payment of interest, including compounded interest, in full on any Subordinated Debentures for a period of 30 days after the conclusion of a five-year period following the commencement of any Deferral Period if such Deferral Period has not ended prior to the conclusion of such five-year period;

(ii) a failure to pay interest when due if the Company does not give a timely written notice of its election to commence or continue a Deferral Period; provided, however, that if the Company does give a timely written notice of its election to commence or continue a Deferral Period on any Interest Payment Date (and, if such notice continues a Deferral Period, the Deferral Period has not continued for five years), then no “default” arises from the Company’s non-payment of interest on such Interest Payment Date;

(iii) default in the payment of principal of or premium, if any, on the Subordinated Debentures when due; or

(iv) default in the observance or performance of any covenant or agreement contained in the Indenture or the Subordinated Debentures.

(c) There is no right of acceleration in the case of any payment default or other breaches of covenants. Notwithstanding the foregoing, in the case of a default in the payment of principal of or interest on the Subordinated Debentures, including any compound interest (and, in the case of payment of deferred interest, such failure to pay shall have continued for 30 calendar days after the conclusion of the Deferral Period), a holder of a Subordinated Debenture may, or if directed by the holders of a majority in principal amount of the Subordinated Debentures, the Trustee shall, subject to the conditions set forth in the Indenture, demand payment of the amount then due and payable and may institute legal proceedings for the collection of such amount if the Company fails to make payment thereof upon demand.

(d) The Trustee shall provide to the holders of the Subordinated Debentures notice of any Event of Default or default with respect to the Subordinated Debentures within 90 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or default. However, except in the case of a default in payment on the Subordinated Debentures, the Trustee will be protected in withholding the notice if one of its Responsible Officers determines that withholding of the notice is in the interest of such holders.

(e) The Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any holders of the Subordinated Debentures pursuant to the Indenture in connection with any default, unless such remedies are available under the Indenture and the Trustee is directed to exercise such remedies pursuant to and subject to the conditions of Section 6.06 of the Base Indenture, provided, however, that this provision shall not affect the rights of the Trustee with respect to any Events of Default as set forth in Section 5.1(a) that may occur with respect to the Subordinated Debentures. In connection with any such exercise of remedies the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an Event of Default.

ARTICLE VI

COVENANTS

Article IV of the Base Indenture is hereby supplemented with respect to, and solely for the benefit of the holders of the Subordinated Debentures by, the following additional covenants of the Company; provided that the Subordinated Debentures shall also benefit from the other covenants in Article IV of the Base Indenture:

SECTION 6.1. Certain Restrictions During Deferral Periods. So long as any Subordinated Debentures remain Outstanding, (a) if the Company has given notice of its election to defer interest payments on the Subordinated Debentures but the related Deferral Period has not yet commenced, or (b) a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to:

(a) declare or pay any dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of its capital stock, other than:

(i) any purchase, redemption or other acquisition of shares of capital stock of the Company in connection with (x) any employment contract, employee or benefit plan or other similar arrangement, (y) a dividend reinvestment or stockholder purchase plan, or (z) the issuance of capital stock of the Company, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Optional Deferral;

(ii) any exchange, redemption or conversion of any class or series of capital stock of the Company, or the capital stock of one of the Company’s Subsidiaries, for any other class or series of capital stock of the Company, or of any class or series of the Company’s indebtedness for any class or series of capital stock of the Company;

(iii) any purchase of, or payment of cash in lieu of, fractional interests in shares of capital stock of the Company pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

(iv) any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or

(v) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks junior to such stock.

(b) make any payment of principal, premium, if any, or interest on, or repay, purchase or redeem, any debt securities issued by the Company, or make any guarantee payments under any guarantees given by the Company, in each case, that rank equally with the Subordinated Debentures upon the Company’s liquidation, including, but not limited to, the 2055 SDs (“Parity Securities”) or that rank junior to the Subordinated Debentures upon the Company’s liquidation, except as follows:

(i) such restrictions shall not apply to any payment (including guarantee payments) set forth below:

(1) any payment of current interest in respect of Parity Securities that is made ratably and in proportion to the respective amounts of (x) accrued and unpaid interest on Parity Securities then Outstanding, on the one hand, and (y) accrued and unpaid interest on the Subordinated Debentures, on the other hand;

(2) any payment of principal on, or purchase or redemption price in respect of, Parity Securities (including guarantee payments with respect to principal) then outstanding made ratably and in proportion to the respective amounts of (x) the principal amount of Parity Securities then Outstanding, on the one hand, and (y) the principal amount of Subordinated Debentures then Outstanding, on the other hand;

(3) any payment of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities;

(4) any payment of principal in respect of Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities; or

(5) any purchase or acquisition of the Company’s capital stock by any of the Company’s separate accounts.

For the avoidance of doubt, no terms of the Subordinated Debentures will restrict in any manner the ability of any of the Company’s Subsidiaries to pay dividends or make any distributions to the Company or to any of its other Subsidiaries.

SECTION 6.2. Payment of Expenses. The Company, as issuer of the Subordinated Debentures, shall pay or cause to be paid all costs and expenses relating to the offering, sale and issuance thereof, including compensation of the Trustee under the Indenture in accordance with the provisions of Section 7.06 of the Base Indenture.

SECTION 6.3. Payment Upon Resignation or Removal. Upon termination of this Fourteenth Supplemental Indenture or the Base Indenture or the removal or resignation of the Trustee, the Company shall pay to the Trustee all amounts accrued to the date of such termination, removal or resignation.

ARTICLE VII

SUBORDINATION

Article XV of the Base Indenture shall be superseded in its entirety by this Article VII with respect to, and solely for the benefit of, the holders of the Subordinated Debentures; provided, that this Article VII shall not become a part of the terms of any other series of Securities.

SECTION 7.1. Agreement to Subordinate. The Company agrees, and each holder by accepting any Subordinated Debentures agrees, that the indebtedness evidenced by the Subordinated Debentures is subordinated in right of payment, to the extent and in the manner provided in this Article VII, to the prior payment in full of (a) all Senior Indebtedness, and that the subordination is for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness, without any act or notice of acceptance hereof or reliance hereon and (b) any interests held by the U.S. government in the event the Company enters into a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Subordinated Debentures will rank equally with the Parity Securities of the Company and senior to all of the Company’s equity securities, including its Preferred Stock, and the Junior Subordinated Obligations.

SECTION 7.2. Liquidation; Dissolution; Bankruptcy. In the event of:

(a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property;

(b) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

(c) any general assignment by the Company for the benefit of creditors; or

(d) any other marshalling of the assets of the Company, all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Company on account of the Subordinated Debentures. In any such event, any payment or distribution, whether in cash, securities or other property, which would otherwise (but for the provisions of this Article VII) be payable or deliverable in respect of the Subordinated Debentures (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Securities) shall be paid or delivered directly to the holders of Senior Indebtedness, or to their representatives, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. Payments on the Subordinated Debentures in the form of other securities of the Company or those of any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of this Fourteenth Supplemental Indenture with respect to the indebtedness evidenced by the Subordinated Debentures, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment, shall be paid or delivered directly to the holders of Senior Indebtedness and then, if any amounts remain, to the holders of Subordinated Debentures. No present or future holder of any Senior Indebtedness will be prejudiced in the right to enforce the subordination of the Subordinated Debentures by any act or failure to act on the part of the Company.

SECTION 7.3. Default on Senior Indebtedness. No direct or indirect payment, in cash, property or securities, by set-off or otherwise, may be made or agreed to be made on account of the Subordinated Debentures including in respect of any repayment, redemption, retirement, purchase or other acquisition of the Subordinated Debentures, if: (i) the Company defaults in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity and written notice of such event of default, requesting that payments on the Subordinated Debentures cease, is given to the Company by any holder of Senior Indebtedness, unless and until such event of default has been cured or waived or ceases to exist.

SECTION 7.4. When Distribution Must Be Paid Over. Subject to Section 8.1 hereof, if a distribution is made to the Trustee or any holder of Subordinated Debentures at a time when a Responsible Officer of the Trustee or such holder has actual knowledge that, because of this Article VII such distribution should not have been made to it, the Trustee or such holder who receives the distribution shall hold it in trust for the benefit of, and, upon written request, shall pay it over to, the holders of Senior Indebtedness as their interests may appear, or their agents or representatives, for application to the payment of all principal, premium, if any, and interest then payable with respect to any Senior Indebtedness.

SECTION 7.5. Subrogation. Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then Outstanding. After payment in full of all Senior Indebtedness, holders of the Subordinated Debentures will be subrogated to the rights of any holders of Senior Indebtedness to receive any further payments that are applicable to the Senior Indebtedness until all the Subordinated Debentures are paid in full. In matters between holders of the Subordinated Debentures and any other type of the Company’s creditors, any payments that would otherwise be paid to holders of Senior Indebtedness and that are made to holders of the Subordinated Debentures because of this subrogation will be deemed a payment by the Company on account of Senior Indebtedness and not on account of the Subordinated Debentures.

SECTION 7.6. Relative Rights. This Article VII defines the relative rights of holders of the Subordinated Debentures and holders of Senior Indebtedness. Nothing in this Indenture shall:

(a) impair, as between the Company and holders of Subordinated Debentures, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Subordinated Debentures in accordance with their terms;

(b) affect the relative rights of holders of Subordinated Debentures other than their rights in relation to holders of Senior Indebtedness; or

(c) prevent the Trustee or any holder of Subordinated Debentures from exercising its available remedies upon a default or Event of Default, subject to the rights of holders and beneficial owners of Senior Indebtedness to receive distributions and payments otherwise payable to holders of Subordinated Debentures.

SECTION 7.7. Rights of the Trustee; Holders of Senior Indebtedness. With respect to the holders of Senior Indebtedness of the Company, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article VII, and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and the Trustee shall not be liable to any holder of such Senior Indebtedness (except with respect to holders of any Senior Indebtedness for which the Trustee is acting as trustee under the Base Indenture or otherwise) if it shall pay over or deliver to holders of Subordinated Debentures, the Company or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article VII or otherwise. Nothing in this Article VII shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.06 of the Base Indenture.

SECTION 7.8. Subordination May Not Be Impaired. No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness constituting the Securities by any act or failure to act on the part of the Company.

SECTION 7.9. Distribution. Upon any payment or distribution of assets of the Company referred to in this Article VII, the Trustee and the holders of Subordinated Debentures shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the holders of Subordinated Debentures for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VII. The Trustee, subject to the provisions of Article VII of the Base Indenture, shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness (or a trustee on behalf of such holder), to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Article VII, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article VII, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

SECTION 7.10. Authorization to Effect Subordination. Each holder of Subordinated Debentures by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article VII, and appoints the Trustee his attorney-in-fact for any and all such purposes.

ARTICLE VIII

NOTICE

SECTION 8.1. Notice by the Company. The Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Subordinated Debentures pursuant to the provisions of Article VII hereof; provided that failure to give such notice shall not affect the subordination of the Subordinated Debentures to the Senior Indebtedness as provided in Article VII hereof. Notwithstanding any of the provisions of the Base Indenture and this Fourteenth Supplemental Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Subordinated Debentures pursuant to the provisions of the Base Indenture; provided, however, that if the Trustee shall not have received the notice provided for in this Article

VIII at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Subordinated Debentures), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date. Funds held by the Trustee under Section 11.03 or 13.05 of the Base Indenture with respect to the Subordinated Debentures shall not be subject to the claims of the holders of Senior Indebtedness under Article VII.

ARTICLE IX

ORIGINAL ISSUE OF SUBORDINATED DEBENTURES

SECTION 9.1. Original Issue of Subordinated Debentures.

(a) Subordinated Debentures substantially in the form of Exhibit A hereto may, upon execution of this Fourteenth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Subordinated Debentures to or upon the written order of the Company, signed by its Chief Executive Officer, its President, or any Vice President (or more senior officer) and its Treasurer or an Assistant Treasurer, without any further action by the Company.

(b) The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of the year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE X

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

SECTION 10.1. Base Indenture Applies. The provisions of Article XIII of the Base Indenture shall apply to the Subordinated Debentures.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Ratification of Base Indenture; Conflicts. The Base Indenture, as supplemented by this Fourteenth Supplemental Indenture, is in all respects ratified and confirmed. This Fourteenth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. To the extent permitted by applicable law and the Base Indenture, in the event of any conflict between this Fourteenth Supplemental Indenture and the Base Indenture or the provisions set forth in the certificates of Subordinated Debentures, as the case may be, this Fourteenth Supplemental Indenture shall control. Notwithstanding the foregoing:

(a) The definition of “Responsible Officer” in Section 1.01 of the Base Indenture is deleted in its entirety and replaced with the following:

““Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Division – Corporate Finance Unit of the Trustee or any affiliate of the Trustee (or any successor division or unit of the Trustee or such affiliate) located at the Corporate Trust Office of the Trustee, or at the office of an affiliate of the Trustee, who has direct responsibility for the administration of this Indenture in respect of Securities of the applicable series, and any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.”

(b) The following sentence is hereby added at the end of Section 5.03(b) of the Base Indenture:

“Delivery of such reports, documents and information to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

(c) Section 6.04(iii) is deleted in its entirety and replaced with the following:

“(iii) such holder or holders shall have offered to the Trustee such indemnity satisfactory to the Trustee as it may require against the costs, expenses and liabilities to be incurred therein and thereby; and”

(d) At the end of Section 7.02(f), “and” shall be deleted. The period at the end of Section 7.02(g) shall be deleted and replaced with a semi-colon. The following shall be added after Section 7.02(g) of the Base Indenture:

“(h) the Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless written notice of such Default or Event of Default from the Company or any Securityholder is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, or at the office of an affiliate of the Trustee, and such notice references the Securities in Default of in respect of which an Event of Default has occurred;

(i) in no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(j) in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, epidemics or pandemics, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.”

(e) All references to “facsimile” in the Original Indenture are hereby deleted.

SECTION 11.2. Subordinated Debentures Unaffected by Other Supplemental Indentures. None of the Company’s supplemental indentures to the Base Indenture entered into prior to the date hereof applies to the Subordinated Debentures. To the extent the terms of the Base Indenture are amended by any of such other supplemental indenture, no such amendment shall relate or apply to the Subordinated Debentures. To the extent the terms of the Base Indenture are amended as provided herein, no such amendment shall in any way affect the terms of any such other supplemental indenture or any other series of Securities. This Fourteenth Supplemental Indenture shall relate and apply solely to the Subordinated Debentures.

SECTION 11.3. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.

The Trustee makes no representations as to the validity or sufficiency of this Fourteenth Supplemental Indenture or of the Subordinated Debentures. The Trustee shall not be accountable for the use or application by the Company of Subordinated Debentures or the proceeds thereof.

SECTION 11.4. Tax Treatment. The Company agrees, and by acquiring an interest in a Subordinated Debenture each beneficial owner of a Subordinated Debenture agrees, to treat the Subordinated Debentures as indebtedness for U.S. federal income tax purposes.

SECTION 11.5. Modification. The provisions of Article IX of the Base Indenture shall apply to the Subordinated Debentures. In addition, the Company may modify, without consent of holders of the Subordinated Debentures, the provisions of the Indenture, provided that (a) the Company has determined, in good faith, that such modification is not materially adverse to the holders of the Subordinated Debentures and (ii) the rating agencies then rating the Subordinated Debentures confirm the then current ratings of the Subordinated Debentures.

SECTION 11.6. Compliance Certificate. The Company shall file an Officers’ Certificate with the Trustee each year that states, to the knowledge of the certifying officers, whether the Company has complied with all conditions and covenants under the terms of the Indenture.

SECTION 11.7. Governing Law; Submission of Jurisdiction; Waiver of Jury Trial. This Fourteenth Supplemental Indenture and the Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

The Company hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture and the Subordinated Debentures, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

EACH OF THE COMPANY, THE HOLDERS OF THE SUBORDINATED DEBENTURES AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTEENTH SUPPLEMENTAL INDENTURE, THE SUBORDINATED DEBENTURES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 11.8. Separability. In case any one or more of the provisions contained in this Fourteenth Supplemental Indenture or in the Subordinated Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fourteenth Supplemental Indenture or of the Subordinated Debentures, but this Fourteenth Supplemental Indenture and the Subordinated Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 11.9. Counterparts. This Fourteenth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Fourteenth Supplemental Indenture shall include images of manually executed signatures transmitted by other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. For the avoidance of doubt and only with respect to the Subordinated Debentures, this Section shall be deemed to amend Section 2.04 of the Base Indenture to permit (i) electronic signatures of the Subordinated Debentures by the officers specified therein and attested to by the Secretary or Assistant Secretary without affixation of the corporate seal thereto and (ii) authentication by the Trustee to be executed by manual or electronic signature and provide that any Subordinated Debenture executed, authenticated and delivered in such manner shall be valid and obligatory for all purposes under the Indenture and entitled to the benefits thereunder and hereunder.

SECTION 11.10. Instruction by Electronic Means. The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Fourteenth Supplemental Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent Instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

SECTION 11.11. Calculation Agent. Whether or not expressly provided herein or in the Base Indenture, every provision of this Fourteenth Supplemental Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee and the Calculation Agent shall be subject to Article VII of the Base Indenture.

SECTION 11.12. Additional Information. If at any relevant time or any relevant period the Company is not a reporting company under the Exchange Act then for any such relevant dates and period the Company will prepare and post on their website the financial statement that the Company would have been required to file with the SEC had the Company continued to be a reporting company under the Exchange Act, in each case, on or before the dates that the Company would have been required to file such financial statements had the Company continued to be a “large accelerated filer” within the meaning of Rule 12b-2 under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Fourteenth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

METLIFE, INC.,
as Issuer

By:	/s/ John A. Hall
	Name:	John A. Hall
	Title:	Executive Vice President and Treasurer

ATTEST:

By:	/s/ Timothy J. Ring
	Name:	Timothy J. Ring
	Title:	Senior Vice President and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Adam Bugajski
Name: Adam Bugajski
Title: Vice President

EXHIBIT A

(FORM OF FACE OF SUBORDINATED DEBENTURE)

THE SUBORDINATED DEBENTURE REPRESENTED BY THIS GLOBAL CERTIFICATE (THE “SUBORDINATED DEBENTURE”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THE SUBORDINATED DEBENTURE IS EXCHANGEABLE FOR SUBORDINATED DEBENTURES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED HEREIN AND IN THE INDENTURE, AND NO TRANSFER OF THE SUBORDINATED DEBENTURE (OTHER THAN THE TRANSFER OF THE SUBORDINATED DEBENTURE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SUBORDINATED DEBENTURE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

METLIFE, INC.

Global Certificate representing

$[•] aggregate principal amount of

5.850% Fixed-to-Fixed Reset Rate Subordinated Debentures due 2056

No. R-[•]	CUSIP No. 59156R CR7 ISIN: US59156RCR75

This Global Certificate is one of the Global Certificates in respect of a duly authorized issue of 5.850% Fixed-to-Fixed Reset Rate Subordinated Debentures due 2056 (the “Subordinated Debentures”) of MetLife, Inc., a Delaware corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture, as defined on the reverse hereof). For value received, the Company hereby promises to pay to Cede & Co., or its registered assigns, on March 15, 2056 (the “Maturity Date”) (or on the date of redemption by the Company prior to the Maturity Date, as provided for in the Indenture), the amount of principal of the Subordinated Debentures represented by this Global Certificate from time to time and to pay interest from time to time on the Subordinated Debentures represented by this Global Certificate, from and including the later of February 26, 2026 and the last date in respect of which interest has been paid or duly provided for, to, but not including, the next succeeding Interest Payment Date or the Maturity Date, as the case may be. If any date fixed for redemption or repayment of the Subordinated Debentures represented by this Global Certificate is not a Business Day, then payment of the principal amount of the redemption price or repayment of the principal amount of the Subordinated Debentures represented by this Global Certificate shall be made on the next day that is a Business Day, without any interest or other payment as a result of such delay.

The Subordinated Debentures represented by this Global Certificate shall not be entitled to any benefit under the Indenture, be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been executed by the Trustee.

All terms used in this Global Certificate that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The provisions of the Subordinated Debentures are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: [•]

METLIFE, INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Subordinated Debentures referred to in the within mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:
Name:
Title:
Date:

[REVERSE OF SUBORDINATED DEBENTURE]

This Global Certificate is one of the certificates representing a duly authorized issue of Subordinated Debentures due 2056 (the “Subordinated Debentures”), issued under a Subordinated Indenture, dated as of June 21, 2005 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association) (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the Fourteenth Supplemental Indenture, dated as of February 26, 2026 (the “Fourteenth Supplemental Indenture” together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the holders of the Subordinated Debentures, and of the terms upon which the Subordinated Debentures are, and are to be, authenticated and delivered.

All terms used in this Subordinated Debenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Company may from time to time, without the consent of the holders of Subordinated Debentures, create further securities having the same terms and conditions as the Subordinated Debentures in all respects (or in all respects except for the issue date, the date of the first payment of interest thereon and/or the issue price or the initial interest accrual date), so that such further issue shall be consolidated and form a single series with the outstanding Subordinated Debentures, provided that such further securities are fungible with the outstanding Subordinated Debentures for U.S. federal income tax purposes.

Subject to Article II of the Fourteenth Supplemental Indenture, interest on the Subordinated Debentures shall accrue (i) from and including February 26, 2026, to, but not including, the Initial Interest Reset Date at the rate of 5.850% per annum and (ii) from and including the Initial Interest Reset Date, during each Interest Reset Period, at the rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 1.817% per annum, in each case computed on the basis of a 360-day year consisting of twelve 30-day months, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026.

Unless the Company has redeemed all of the Outstanding Subordinated Debentures as of the Initial Interest Reset Date, the Company shall appoint a calculation agent (the “Calculation Agent”) with respect to the Subordinated Debentures prior to the Reset Interest Determination Date preceding the Initial Interest Reset Date. The Company or any of its Affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If the Company or one of its Affiliates is not the Calculation Agent, the Calculation Agent shall notify the Company of the interest rate for the relevant Interest Reset Period promptly upon such determination. The Company shall notify the Trustee of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after the Initial Interest Reset Date will be conclusive and binding absent manifest error, will be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the Indenture, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at the Company’s principal offices and will be made available to any holder of the Subordinated Debentures upon request. In no event shall the Trustee be the Calculation Agent, nor shall it have any liability for any determination made by or on behalf of such Calculation Agent.

So long as no Event of Default with respect to the Subordinated Debentures has occurred and is continuing, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Subordinated Debentures (an “Optional Deferral”) for one or more consecutive Interest Periods that do not exceed five years for any single Deferral Period, provided that no Deferral Period shall extend beyond the Maturity Date, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Subordinated Debentures. If the Company has paid all deferred interest (including compounded interest thereon) on the Subordinated Debentures, the Company shall have the right to elect to begin a new Deferral Period pursuant to Section 4.1 of the Fourteenth Supplemental Indenture. At the end of any Deferral Period, the Company shall pay all deferred interest (including compounded interest thereon) on the Subordinated Debentures to the Persons in whose names the Subordinated Debentures are registered in the Security Register at the close of business on the record date with respect to the Interest Payment Date at the end of such Deferral Period.

The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the holders of the Subordinated Debentures at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and each holder of the Subordinated Debentures at such holder’s address appearing in the Security Register by first-class mail, postage prepaid (or, as long as the Subordinated Debentures are held through the Depositary, such notice shall be transmitted in accordance with applicable procedures of the Depositary).

Notwithstanding the provisions of Article III of the Base Indenture, the Company shall have the right to redeem the Subordinated Debentures, in whole, at any time, or in part, from time to time, (i) on any Interest Payment Date on or after the Initial Interest Reset Date at a redemption price equal to 100% of their principal amount; and (ii) prior to the Initial Interest Reset Date, at a redemption price equal to the greater of (a) 100% of their principal amount and (b)(1) the sum of the present values of the remaining scheduled payments of principal of and interest on the Subordinated Debentures being redeemed discounted to the Redemption Date (assuming the Subordinated Debentures matured on the Initial Interest Reset Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 30 basis points less (2) interest accrued to, but excluding, the Redemption Date, plus, in each case, accrued and unpaid interest to but excluding the Redemption Date; provided, in each case, that no partial redemption shall be effected unless at least $25 million aggregate principal amount of the Subordinated Debentures, excluding any Subordinated Debentures held by the Company or any of its Affiliates, shall remain Outstanding after giving effect to such redemption.

The Company shall have the right to redeem for cash the Subordinated Debentures, in whole, but not in part, at any time within 90 days after the occurrence of (i) a Tax Event or a Regulatory Capital Event at 100% of their principal amount or (ii) a Rating Agency Event at 102% of their principal amount, plus, accrued and unpaid interest to but excluding the Redemption Date.

Any redemption notice shall be made upon not less than ten days and no more than 60 days’ notice before the date fixed for redemption to the registered holders of the Subordinated Debentures. If the Subordinated Debentures are to be redeemed in part, (a) the Company shall give the Trustee not less than 15 days and no more than 30 days’ notice in advance of the date fixed for redemption and (b) selection of the Subordinated Debentures for redemption shall be made by lot; provided that for so long as the Subordinated Debentures are held by the Depositary (or another depositary), selection of the Subordinated Debentures for redemption shall be done in accordance with the policies and procedures of the Depositary, which will be made on a pro rata pass-through distribution of principal basis. No Subordinated Debentures of a principal amount of $1,000 or less shall be redeemed in part. If any Subordinated Debenture is to be redeemed in part only, the notice of redemption that relates to the Subordinated Debenture shall state the portion of the principal amount of the Subordinated Debenture to be redeemed. A new Subordinated Debenture in a principal amount equal to the unredeemed portion of the Subordinated Debenture shall be issued in the name of the holder of the Subordinated Debenture upon surrender for cancellation of the original Subordinated Debenture. Any notice mailed as provided herein shall be conclusively presumed to have been duly given, whether or not the holder of the Subordinated Debentures receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of the Subordinated Debentures designated for redemption shall not affect the validity of the proceedings for the redemption of any other Subordinated Debentures. Each such notice given to a holder shall state: (i) the Redemption Date; (ii) the redemption price (or if not then ascertainable, the manner of calculation thereof); (iii) that the Subordinated Debentures are being redeemed pursuant to the Indenture or the terms of the Subordinated Debentures together with the facts permitting such redemption; (iv) if less than all Outstanding Subordinated Debentures are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Subordinated Debentures to be redeemed; (v) the place or places where the Subordinated Debentures are to be redeemed; and (vi) that interest on the Subordinated Debentures to be redeemed will cease to accrue on the Redemption Date. Notwithstanding the foregoing, if the Subordinated Debentures are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Subordinated Debentures at such time and in any manner permitted by such facility. The redemption price shall be paid prior to 12:00 noon, New York City time, on the date of such redemption or at such earlier time on such date as the Company determines and specifies in the notice of redemption. The Company shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the redemption price of such Subordinated Debentures or any portion thereof which are to be redeemed on the Redemption Date.

If any notice of redemption has been given as provided herein, the Subordinated Debentures or portion of the Subordinated Debentures with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable redemption price. From and after such date, the Subordinated Debentures to be redeemed shall cease to bear interest. If any Subordinated Debentures called for redemption shall not be so paid upon surrender thereof for redemption, the redemption price shall, until paid, bear interest from the date set for redemption until the date on which redemption actually occurs at the then applicable interest rate on the Subordinated Debentures. On presentation and surrender of certificates representing such Subordinated Debentures at a place of payment specified, in said notice the said Subordinated Debentures or the specified portions thereof shall be paid and redeemed by the

Company at the applicable redemption price. Upon presentation of certificates representing Subordinated Debentures to be redeemed in part only, the Company shall execute and the Trustee shall authenticate and deliver to the holder thereof, at the expense of the Company, a new certificate or certificates representing Subordinated Debentures, of authorized denominations, in aggregate principal amount equal to the unredeemed portion of the Subordinated Debentures represented by the certificate(s) so presented and having the same original issue date, Maturity Date and terms. If a Global Security is so surrendered, such new Subordinated Debentures will also be a new Global Security.

The Subordinated Debentures shall not be entitled to the benefit of any sinking fund.

If an Event of Default with respect to the Subordinated Debentures shall occur and be continuing, the principal of the Subordinated Debentures of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Base Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire indebtedness of this Subordinated Debenture upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Subordinated Debentures at the time Outstanding (as defined in the Indenture) to execute supplemental indentures for the purpose of, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Subordinated Debentures; provided, however, that, among other things, no such supplemental indenture shall (i) reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon without the consent of the holder of each Subordinated Debenture so affected, or (ii) reduce the aforesaid percentage of Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Subordinated Debenture then Outstanding and affected thereby. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Subordinated Debentures at the time Outstanding affected thereby, on behalf of all of the holders of the Subordinated Debentures, to waive a default or Event of Default with respect to the Subordinated Debentures, and its consequences, except a default or Event of Default in the payment of the principal of or interest on any of the Subordinated Debentures or a default in respect of a provision that under Article IX of the Base Indenture cannot be amended without the consent of each holder affected thereby. Any such consent or waiver by the registered holder of this Subordinated Debenture (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Subordinated Debenture and of any Subordinated Debenture issued in exchange for or in place hereof (whether by registration of transfer or otherwise) irrespective of whether or not any notation of such consent or waiver is made upon this Subordinated Debenture.

As provided in the Base Indenture and subject to certain limitations therein set forth, the transfer of Subordinated Debentures is registrable in the Security Register, upon surrender of Subordinated Debentures for registration of transfer at the office or agency of the Company maintained under Section 4.02 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Subordinated Debentures of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of Subordinated Debentures for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name Subordinated Debentures are registered as the owner hereof for all purposes, whether or not Subordinated Debentures are overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Subordinated Debentures are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. This Global Certificate is exchangeable for Subordinated Debentures in definitive form only under certain limited circumstances set forth in the Base Indenture. As provided in the Base Indenture and subject to certain limitations therein set forth, Subordinated Debentures are exchangeable for a like aggregate principal amount of Subordinated Debentures of a different authorized denomination, as requested by the holder surrendering the same.

No recourse shall be had for the payment of the principal of or the interest on Subordinated Debentures, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Company agrees, and by acquiring an interest in a Subordinated Debenture each beneficial owner of a Subordinated Debenture agrees, to treat the Subordinated Debentures as indebtedness for U.S. federal income tax purposes.

THE INDENTURE AND THE SUBORDINATED DEBENTURES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

EACH OF THE COMPANY, THE HOLDERS OF THE SUBORDINATED DEBENTURES AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTEENTH SUPPLEMENTAL INDENTURE, THE SUBORDINATED DEBENTURES OR THE TRANSACTION CONTEMPLATED HEREBY.

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